Mail Stop 4561
									April 4, 2006

Mr. John V. Winfield
President and Chief Executive Officer
The InterGroup Corporation
820 Moraga Drive
Los Angeles, CA 90049

      Re:	The InterGroup Corporation
		Form 10-KSB for Fiscal Year Ended June 30, 2005
		Filed October 17, 2005
		Form 10-QSB for Fiscal Quarter Ended September 30, 2005
		Filed November 10, 2005
		File No. 1-10324

Dear Mr. Winfield:

      We have completed our review of your Form 10-KSB and related filings and do not, at this time, have any further comments.



							Sincerely,



Steven Jacobs
Accounting Branch Chief